Schedule I

PLACEMENT AGENCY AGREEMENT

Wells Fargo Master Trust

Master Trust Portfolios

C&B Large Cap Value Portfolio

Core Bond Portfolio

Diversified Fixed Income Portfolio

Diversified Large Cap Growth Portfolio

Diversified Stock Portfolio

Emerging Growth Portfolio

Equity Value Portfolio1

Index Portfolio

Inflation-Protected Bond Portfolio

International Equity Portfolio2

International Index Portfolio3

International Growth Portfolio

International Value Portfolio

Large Company Value Portfolio

Managed Fixed Income Portfolio

Short-Term Investment Portfolio

Small Cap Value Portfolio4

Small Company Growth Portfolio

Small Company Value Portfolio

Stable Income Portfolio

Most recent annual approval by the Board of Trustees:  March 29, 2012

Schedule I amended:  February 21, 2013

  On February 21, 2013 the Board of Master Trust approved the reorganization of the Equity Value Portfolio into the Large Company Value Portfolio.  The reorganization will occur on or about April 19, 2013.

2  On February 21, 2013 the Board of Master Trust approved the reorganization of the International Equity Portfolio into the International Value Portfolio.  The reorganization will occur on or about April 19, 2013.

3  On February 21, 2013 the Board of Master Trust approved the reorganization of the International Index Portfolio into the International Growth Portfolio.  The reorganization will occur on or about April 19, 2013.

4  On February 21, 2013 the Board of Master Trust approved the reorganization of the Small Cap Value Portfolio into the Small Company Value Portfolio.  The reorganization will occur on or about April 19, 2013.